EXHIBIT 99

VCAT Reports Results for the Fourth Quarter

and Fiscal Year Ended June 30, 2004

San Diego, California, September 16, 2004 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported the operating results for the fourth quarter and fiscal year ended June 30, 2004.

Fourth Quarter Results

VCAT reported net income for the fourth quarter of fiscal 2004, of $3,725,000 or $0.52 per share. This compares with net income of $1,986,000, or $0.28 per share, for the fourth quarter of fiscal 2003.

Revenues for the fourth quarter of fiscal 2004 were $1,738,000 as compared to $1,778,000 during the fourth quarter of fiscal 2003. Revenues from consulting services in the fourth quarter of fiscal 2004 were $1,725,000 compared to $1,776,000 earned during the fourth quarter of fiscal 2003. Revenues from software products and services in the fourth quarter of fiscal 2004 were $12,000, as compared to $2,000 in the fourth quarter of fiscal 2003.

Cost of revenues increased to $1,173,000 during the fourth quarter of fiscal 2004 from $272,000 during the fourth quarter of fiscal 2003. The anticipated contract loss related to the Consulting Agreement with the Barona Tribe (the “Consulting Agreement”) was reduced by $1,572,000 during the fourth quarter of fiscal 2003.

Operating expenses, consisting of general and administrative, sales and marketing and research and development expenses, decreased to $829,000 during the fourth quarter of fiscal 2004 from $856,000 during the fourth quarter of fiscal 2003.

Net other income during the fourth quarter of fiscal 2004 was $3,450,000, resulting from a one-time gain of $3,714,000 from the release of the liability referred to as “advance of future consulting fees”, partially offset by interest expense of $278,000 from VCAT’s long-term debt. During the fourth quarter of fiscal 2003, net other expense was $237,000 resulting primarily from interest expense of $252,000 on VCAT’s long-term debt.

During the fourth quarter of fiscal 2004 we recorded an income tax benefit of $540,000 related to recognition of deferred tax assets primarily resulting from net operating loss carry forwards.

Fiscal 2004 Results

VCAT reported net income for fiscal 2004 of $3,374,000, or $0.47 income per share. This compares with a net loss of $1,430,000, or $0.20 loss per share, for fiscal 2003.

Revenues for fiscal 2004 increased to $7,670,000 from $5,280,000 during fiscal 2003. Revenues from consulting services in fiscal 2004 increased to $7,402,000 from $5,278,000 during fiscal 2003. Revenues from software products and services in fiscal 2004 were $267,000, as compared to $2,000 in fiscal 2003.

Cost of revenues increased to $4,381,000 during fiscal 2004 from $2,944,000 during fiscal 2003. The anticipated contract loss related to the Consulting Agreement was reduced by $1,043,000 during fiscal 2003.

Operating expenses, consisting of general and administrative, sales and marketing and research and development decreased to $3,135,000 during fiscal 2004 from $3,936,000 during fiscal 2003.

Net other income during fiscal 2004 was $2,681,000, resulting from a one-time gain of $3,714,000 from the release of the liability discussed above, partially offset by interest expense of $1,088,000 from VCAT’s long-term debt. During fiscal 2003, net other expense was $873,000 resulting primarily from interest expense of $989,000 on VCAT’s long-term debt.

During fiscal 2004 we recorded an income tax benefit of $540,000 related to recognition of deferred tax assets primarily resulting from net operating loss carry forwards.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California.

Contact:
Venture Catalyst Incorporated, San Diego
Media Relations:
Kelly Jacobs, 619-933-5013
pr@vcat.com
or
Investor Relations
Andrew Laub, 858-385-1000
ir@vcat.com

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the Three Months Ended June 30,

	2004	2003
Revenues:
Consulting services	1,725,000	1,775,600
Software products and services	12,824	2,230

Total revenues	1,737,824	1,777,830
Cost of Revenues:
Consulting services	807,753	20,385
Anticipated contract loss (reduction)	—	(1,572,456)
Software products and services	365,099	251,210

Total cost of revenues	1,172,852	(1,300,861)

Gross profit	564,972	3,078,691

Operating expenses:
General and administrative	667,500	648,787
Sales and marketing	151,698	163,701
Research and development	10,258	43,561

Total operating expenses	829,456	856,049

Operating (loss) profit	(264,484)	2,222,642

Other income (expense):
Release of advance of future consulting fees-Barona Tribe	3,714,231	—
Interest income	12,975	15,134
Interest expense	(277,586)	(252,351)
Other gains	—	588

Other income (expense)	3,449,620	(236,629)

Income before income tax benefit	3,185,136	1,986,013

Income tax benefit	540,000	—

Net income	3,725,136	1,986,013

Basic and diluted income per share:
Net income per share - basic and diluted	$.52	$.28

Weighted average common shares outstanding
Basic	7,206,598	7,206,598

Diluted	7,216,159	7,206,598

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Fiscal Year Ended June 30,

	2004	2003
Revenues:
Consulting services	$7,402,400	$5,277,600
Software products and services	267,346	2,230

Total revenues	7,669,746	5,279,830
Cost of Revenues:
Consulting services	2,842,790	2,312,881
Anticipated contract loss (reduction)	—	(1,042,583)
Software products and services	1,538,577	630,924

Total cost of revenues	4,381,367	1,901,222

Gross profit	3,288,379	3,378,608

Operating expenses:
General and administrative	2,476,051	3,030,902
Sales and marketing	609,686	452,647
Research and development	49,465	452,721

Total operating expenses	3,135,202	3,936,270

Operating profit (loss)	153,177	(557,662)

Other income (expense):
Release of advance of future consulting fees-Barona Tribe	3,714,231	—
Interest income	54,966	92,675
Interest expense	(1,088,133)	(989,212)
Other (losses) gains	(523)	23,888

Other income (expense)	2,680,541	(872,649)

Income (loss) before income tax benefit	2,833,718	(1,430,311)
Income tax benefit	540,000	—

Net income (loss)	3,373,718	(1,430,311)

Basic and diluted income (loss) per share:
Net income (loss) per share - basic and diluted	$.47	$(.20)

Weighted average common shares outstanding
Basic	7,206,598	7,206,598

Diluted	7,244,301	7,206,598